Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption ‘Experts’ in this Registration Statement (Form F-4) and related Prospectus of Arcelor for the registration of its ordinary shares and to the incorporation by reference therein of our report dated February 9, 2005, with respect to the consolidated statements of income, comprehensive income, shareholder’s equity and cash flows of Mittal Steel Holdings N.V. (formerly LNM Holdings N.V.) and subsidiaries for the year ended December 31, 2004, included in Mittal Steel Company N.V.’s Annual Report (Form 20-F, Amendment No. 2) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
Rotterdam, The Netherlands
September 25, 2007
for Ernst & Young Accountants
/s/ M. Coenradie